EXHIBIT 10.1
EXECUTION VERSION

$625,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among
ESSENT GROUP LTD.,
ESSENT IRISH INTERMEDIATE HOLDINGS LIMITED and
ESSENT US HOLDINGS, INC.
as Borrowers,

The Several Lenders from Time to Time Parties Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of October 14, 2020

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC. and
ROYAL BANK OF CANADA,
as Joint Bookrunners

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., ROYAL BANK OF CANADA, ASSOCIATED BANK, N.A., CITIZENS BANK, N.A., KEYBANK, N.A. and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

BANK OF AMERICA, N.A., ROYAL BANK OF CANADA, ASSOCIATED BANK, N.A.,
CITIZENS BANK, N.A., KEYBANK, N.A., U.S. BANK NATIONAL ASSOCIATION,
GOLDMAN SACHS LENDING PARTNERS LLC and SANTANDER BANK N.A.,
as Syndication Agents

BMO CAPITAL MARKETS CORP.,
MANUFACTURERS AND TRADERS TRUST COMPANY and
THE NORTHERN TRUST COMPANY,
as Documentation Agents

TABLE OF CONTENTS
i

SCHEDULES:
1.1A    Commitments
1.1B    Mortgaged Property
3.4    Consents, Authorizations, Filings and Notices
3.16    Subsidiaries
3.20(a)    UCC Filing Jurisdictions
3.20(b)    Mortgage Filing Jurisdictions
5.11    Post-Closing Obligations
6.2(e)    Existing Indebtedness
6.3(f)    Existing Liens

EXHIBITS:
A    Form of Guarantee and Collateral Agreement
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Guarantee and Collateral 2020 Amendment and Acknowledgment
E    Form of Assignment and Assumption
F    Form of U.S. Tax Compliance Certificate
G-1    Form of Increased Facility Activation Notice—Tranche A Term Loans
G-2    Form of Increased Facility Activation Notice—Revolving Commitments
H    Form of New Lender Supplement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 14, 2020, among Essent Group Ltd., a Bermuda exempted company limited by shares with registration number 42085 (“Essent”), Essent Irish Intermediate Holdings Limited, an Irish private company limited by shares having company number 541443 (“Essent IIH”) and Essent US Holdings, Inc., a Delaware corporation (“Essent USH” and, together with Essent and Essent IIH, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent.
WHEREAS, the Borrowers, the Administrative Agent (as defined below) and certain Lenders (as defined below) are parties to that certain Amended and Restated Credit Agreement, dated as of May 17, 2017 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrowers have requested that the Existing Credit Agreement be amended and restated as hereinafter provided; and
WHEREAS, the Lenders and the Administrative Agent are willing to amend and restate in its entirety the Existing Credit Agreement upon and subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, the parties hereto hereby agree that, on the Closing Date (as defined below), the Existing Credit Agreement will be amended and restated in its entirety as follows:
SECTION 1.DEFINITIONS
a.Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the greatest of (a) the Prime Rate in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day), (b) the NYFRB Rate in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus ½ of 1.0% and (c) the Eurodollar Rate as of such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period commencing two (2) Business Days thereafter plus 1.0%; provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day; provided, further, that if the rate determined pursuant to this definition of “ABR” shall be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement. Each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Additional Lender”: as defined in Section 9.22(b).

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agent-Related Person”: as defined in Section 8.7.
“Agents”: the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Ancillary Document”: as defined in Section 9.8(b).
“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to any Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws”: the applicable financial recordkeeping and reporting requirements, including the money laundering statutes of any jurisdiction applicable to Essent or its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency from time to time.
“Applicable Insurance Regulatory Authority”: with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each such state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over such Regulated Insurance Company, but shall not include any Government-Sponsored Enterprise.

“Applicable Margin”: at any time with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable rate per annum determined by reference to the Applicable Pricing Grid (as defined below) under the caption “Applicable Margin for Eurodollar Loans” or “Applicable Margin for ABR Loans”, as the case may be, based on the Applicable Rating Level on such date.
“Applicable Pricing Grid”: the table set forth below:

Applicable Rating Level	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
Level I	1.50%	0.50%
Level II	1.75%	0.75%
Level III	2.00%	1.00%
Level IV	2.25%	1.25%
Level V	2.50%	1.50%

For the purposes of the foregoing, any change in the Applicable Margin will occur automatically without prior notice upon any change in the Applicable Rating Level. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
“Applicable Rating Level”: (a) at any time prior to obtaining a Long-Term Issuer Rating from at least two Rating Agencies, the Applicable Rating Level shall be determined according to the table set forth below by reference to the Financial Strength Rating:

Applicable Rating Level	S&P Financial Strength Rating of Essent Guaranty	Moody’s Financial Strength Rating of Essent Guaranty	Fitch Financial Strength Rating of Essent Guaranty
Level I	A+ and higher	A1 and higher	A+ and higher
Level II	A	A2	A
Level III	A-	A3	A-
Level IV	BBB+	Baa1	BBB+
Level V	BBB and lower	Baa2 and lower	BBB and lower

; provided, that in the event that (w) only one Rating Agency shall have in effect a Financial Strength Rating, the level determined by reference to such Financial Strength Rating will apply; (x) two Rating Agencies shall have in effect a Financial Strength Rating and (i) the Financial Strength Ratings by such Rating Agencies fall within the same level, such level will apply, (ii) the Financial Strength Ratings by such Rating Agencies are split by one level, then the higher of the two Financial Strength Ratings shall apply and (iii) the Financial Strength Ratings by such Rating Agencies are split by more than one level, then one level below the higher of the two ratings shall apply; (y) each Rating Agency shall have in effect a Financial Strength Rating and (i) the Financial Strength Ratings provided by at least two Rating Agencies fall within the same level, such level will apply and (ii) no two Financial Strength Ratings are within the same level, the level which is in the middle of the distribution of the three Financial Strength Ratings will apply; and (z) no Financial Strength Rating has been obtained, Level V shall apply; and
(b) at any time after Essent obtains a Long-Term Issuer Rating from at least two Rating Agencies, the Applicable Rating Level shall be determined according to the table set forth below by reference to the Long-Term Issuer Rating:

Applicable Rating Level	S&P Long-Term Issuer Rating of Essent	Moody’s Long-Term Issuer Rating of Essent	Fitch Long-Term Issuer Rating of Essent
Level I	BBB+ and higher	Baa1 and higher	BBB+ and higher
Level II	BBB	Baa2	BBB
Level III	BBB-	Baa3	BBB-
Level IV	BB+	Ba1	BB+
Level V	BB and lower	Ba2 and lower	BB and lower
; provided, that in the event that (x) two Rating Agencies shall have in effect a Long-Term Issuer Rating and (i) the Long-Term Issuer Ratings by such Rating Agencies fall within the same level, such level will apply, (ii) the Long-Term Issuer Ratings by such Rating Agencies are split by one level, then the higher of the two Long-Term Issuer Ratings shall apply and (iii) the Long-Term Issuer Ratings by such Rating Agencies are split by more than one level, then one level below the higher of the two ratings shall apply and (y) each Rating Agency shall have in effect a Long-Term Issuer Rating and (i) the Long-Term Issuer Ratings provided by at least two Rating Agencies fall within the same level, such level will apply and (ii) no two Long-Term Issuer Ratings are within the same level, the level which is in the middle of the distribution of the three Long-Term Issuer Ratings will apply.
“Approved Fund”: as defined in Section 9.6.
“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.
“Assignee”: as defined in Section 9.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy, examinership or insolvency proceeding, or has had a receiver, examiner, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark”: initially, the Eurodollar Base Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.
“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c); or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 9.7(a).
“Bermuda Debenture”: that certain Debenture dated as of April 19, 2016 by and between Essent and the Administrative Agent, and as reaffirmed by the Bermuda Debenture 2018 Acknowledgment and the Bermuda Debenture 2020 Acknowledgment.
“Bermuda Debenture 2018 Acknowledgment”: that certain Bermuda Debenture Acknowledgment, dated as of May 2, 2018, by and between Essent and the Administrative Agent.
“Bermuda Debenture 2020 Acknowledgment”: that certain Bermuda Debenture Acknowledgment, dated as of the Closing Date, by and between Essent and the Administrative Agent.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” and “Borrower”: as defined in the preamble hereto.
“Borrowing Date”: any Business Day specified by the applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Bermuda are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Loans having an interest rate determined by reference to the Eurodollar Rate, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is October 14, 2020.
“Closing Date Revolving Loans”: as defined in Section 2.4(a).

“Closing Date Tranche A Term Loans”: as defined in Section 2.1(a).
“Code”: the Internal Revenue Code of 1986, as amended.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
“Commitment”: as to any Lender, the sum of the Tranche A Term Commitment and the Revolving Commitment of such Lender.
“Commitment Fee Rate”: at any time the rate per annum determined pursuant to the chart below based on the Applicable Rating Level on such date:

Applicable Rating Level	Commitment Fee Rate
Level I	0.25%
Level II	0.30%
Level III	0.35%
Level IV	0.45%
Level V	0.50%

For the purposes of the foregoing, any change in the Commitment Fee Rate will occur automatically without prior notice upon any change in the Applicable Rating Level. Each change in the Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company Materials”: as defined in Section 5.1.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the applicable Borrower substantially in the form of Exhibit B.
“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 2020 and furnished to certain Lenders.
“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of Essent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Essent or is merged into or consolidated with Essent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Essent) in which such Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of such Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth”: as of any date of determination with respect to any Person, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of such Person and its Subsidiaries under shareholders’ equity at such date, excluding the effect thereon of any adjustments required under FASB ASC 320, after appropriate deduction for any minority interests in Subsidiaries (to the extent minority interests are included in consolidated shareholders’ equity).
“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of Essent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity”: any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Party”: the Administrative Agent or any Lender and, for the purposes of Section 9.13 only, any other Agent and the Arrangers.
“Covered Party” has the meaning assigned to it in Section 9.21.
“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt-to-Total Capitalization Ratio”: at any time, the ratio of (a) Consolidated Total Debt to (b) the sum of Consolidated Total Debt plus Consolidated Net Worth of Essent.
“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-In Action.
“Disposition”: with respect to any property, right or asset, any sale, lease, sale and leaseback, license, sublicense, assignment, conveyance, transfer or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time on or prior to date that is 91 days after the Latest Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations and termination of the Commitments; provided, however, that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Latest Maturity Date shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations and termination of the Commitments, and (y) if such Capital Stock is issued to any employee or to any Plan for the benefit of employees of Essent or the Subsidiaries or by any such Plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Essent or any Subsidiary in order to satisfy applicable compulsory statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Lenders”: any competitor of the Borrowers and their respective subsidiaries specified in a written list (the “DQ List”) by Essent and delivered to the Administrative Agent from time to time by email to JPMDQ_Contact@jpmorgan.com, and any Affiliate of such competitor that is clearly identifiable solely on the basis of the similarity of its name, solely to the extent such list is posted to all Lenders on the Platform; provided, that such list shall become effective three Business Days after it is posted to the Platform and shall only apply prospectively. Delivery of the DQ List or any supplement thereto, in each case, to the Administrative Agent shall only be deemed to be received and effective if the DQ List and each such supplement is delivered to the following email address: JPMDQ_Contact@jpmorgan.com.
“Documentation Agents”: the Documentation Agents identified on the cover page of this Agreement.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: with respect to a Borrower, any Subsidiary organized under the laws of any jurisdiction within the United States.
“DQ List”: as defined in the definition of “Disqualified Lenders”.
“Early Opt-in Election”: if the then-current Benchmark is the Eurodollar Base Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Base Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Group Member within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Group Member is a member; (c) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Group Member is a member; and (d) solely for purposes of Section 412 of the Code, with respect to any Group Member, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Group Member shall continue to be considered an ERISA Affiliate of the Group Member within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Group Member and with respect to liabilities arising after such period for which the Group Member would be liable under the Code or ERISA, as a result of its relationship with such former ERISA Affiliate.
“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Sections 4069 or 4212(c) of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (k) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any

Group Member or any ERISA Affiliate from any Multiple Employer Plan with two or more contributing sponsors or the termination of any such Multiple Employer Plan resulting in liability to any Group Member or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Group Member or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission with respect to a Pension Plan which would reasonably be expected to give rise to the imposition on any Group Member or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA; (p) the assertion of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Group Member or any ERISA Affiliate in connection with any Pension Plan; or (q) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.
“Essent”: as defined in the preamble hereto.
“Essent Guaranty”: Essent Guaranty, Inc., a Pennsylvania corporation.
“Essent IIH”: as defined in the preamble hereto.
“Essent Re”: Essent Reinsurance Ltd., a Bermuda exempted company.
“Essent USH”: as defined in the preamble hereto.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Reserve Rate”: for any day as applied to a Eurodollar Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Eurocurrency Reserve Rate.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“European Insolvency Regulation”: as defined in Section 3.22.
“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: as defined in Section 7(m).
“Excluded Subsidiary”: each of (a) Essent Reinsurance Ltd., (b) CUW Solutions LLC, (c) any Domestic Subsidiary that is a Regulated Insurance Company and (d) any Foreign Subsidiary that is a Regulated Insurance Company (in case of this clause (d) only, to the extent that the grant of a security interest in its Capital Stock is prohibited by applicable law or regulation or requires a consent not obtained of any governmental authority pursuant to such applicable law or regulation).
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 2.20) or (ii) such Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.17(f), (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) any withholding tax imposed by Ireland on a payment under a Loan Document, if on the date on which the payment falls due, (1) the payment could have been made to the relevant Credit Party without such withholding tax if it was an Irish Qualifying Lender, but on that date the relevant Credit Party is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Credit Party under a Loan Document in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority or (2) the relevant Credit Party is an Irish Treaty Lender and the Borrower or Guarantor making the payment is able to demonstrate that the payment could have been made to the Credit Party without deduction or withholding for or on account of tax had that Credit Party complied with its obligations under Section 2.17(i) of this Agreement.
“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Lender”: as defined in Section 9.22(b).
“Facility”: each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the “Tranche A Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“FHLB Indebtedness”: as defined in Section 6.2(c).
“Financial Officer”: with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Financial Strength Rating”: the financial strength rating of Essent Guaranty by a Rating Agency.
“Fitch”: Fitch Ratings Inc.
“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Base Rate.
“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.
“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.
“Foreign Subsidiary”: with respect to any Borrower, any Subsidiary that is not a Domestic Subsidiary.
“Fraudulent Conveyance”: as defined in Section 9.18(b).
“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Essent and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrowers shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners). For the avoidance of doubt, no Government-Sponsored Enterprise shall be deemed to be a Governmental Authority.
“Government-Sponsored Enterprise”: the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Federal Housing Finance Agency, and any other financial services entity established by any Governmental Authority and engaged in the purchase of mortgage loans.
“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries.

“Guarantee and Collateral 2018 Amendment and Acknowledgment”: that certain Guarantee and Collateral Amendment and Acknowledgment, dated as of May 2, 2018, among the Borrowers, each other Guarantor and the Administrative Agent.
“Guarantee and Collateral 2020 Amendment and Acknowledgment”: that certain Guarantee and Collateral Amendment and Acknowledgment, dated as of the Closing Date, among the Borrowers, each other Guarantor and the Administrative Agent, substantially in the form of Exhibit D.
“Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of April 19, 2016, among the Borrowers, each other Guarantor and the Administrative Agent, substantially in the form of Exhibit A, as amended and reaffirmed by the Guarantee and Collateral 2018 Amendment and Acknowledgment and the Guarantee and Collateral 2020 Amendment and Acknowledgment.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Essent in good faith.
“Guarantors”: the collective reference to Essent, Essent IIH and Essent USH and any other Group Member who is party to the Guarantee and Collateral Agreement.
“Historical Statutory Statements”: as defined in Section 3.1(c).
“IBA” has the meaning assigned to such term in Section 1.3.
“Impacted Interest Period”: as defined in the definition of “Eurodollar Base Rate”.
“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.22(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable.
“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services that are included as liabilities in accordance with GAAP (other than accrued expenses incurred and trade payables in each case in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but only to the extent of the lesser of the obligations secured or the value of the property to which such Lien is attached) and (j) any liabilities, commitments, guarantees, support agreements or any other similar obligation that is recourse to any Borrower or any Subsidiary of any Borrower and is owed by any Investment Entity. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Liabilities”: as defined in Section 9.5(b).
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee”: as defined in Section 9.5(b).
“Information”: as defined in Section 9.15.
“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Insurance Business”: one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance and other businesses reasonably related thereto.
“Insurance Licenses”: as defined in Section 3.9.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how, methods and processes, all registrations and applications for registration of any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    a Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the relevant Term Loans, as the case may be;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    each Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.
“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment Entity”: as defined in the definition of “Subsidiary”.
“Investment Grade Rating”: with respect to any Person, a Long-Term Issuer Rating of at least two of the following: (i) BBB- or better from S&P, (ii) Baa3 or better from Moody’s and (iii) BBB- or better from Fitch.
“Investments”: as defined in Section 6.8.
“Ireland”: Ireland, exclusive of Northern Ireland.
“Irish Companies Act”: the Companies Act 2014 of Ireland, as amended.
“Irish Debenture”: that certain debenture dated as of April 19, 2016 by and between Essent IIH and the Administrative Agent, as reaffirmed by the Irish 2018 Security Acknowledgment and the Irish 2020 Security Acknowledgment.
“Irish Qualifying Lender”: a Credit Party which at the time the payment is made, is beneficially entitled to the interest payable to that Credit Party in respect of an advance under a Loan Document:
(i)    which is a bank within the meaning of Section 246 of the TCA whose facility office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA; or
(ii)    which is an authorized credit institution under the terms of Directive 2013/36/EU and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and whose facility office is located in Ireland; or
(iii)    which is a body corporate:
(A)    which is resident for the purposes of Tax in a Relevant Territory (residence for these purposes is to be determined in accordance with the laws of the Relevant Territory of which the Credit Party claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory or payable into an account located in that Relevant Territory by bodies corporate from sources outside that Relevant Territory; or
(B)    where the interest payable under a Loan Document:
(1)     is exempted from the charge to income tax under an Irish Tax Treaty, in force when the Credit Party enters that Loan Document as a Lender, between Ireland and the country in which the Credit Party is resident for tax purposes; or
(2)     would be exempted from the charge to income tax if an Irish Tax Treaty made, on or before the date of payment of the relevant interest, between Ireland and the country in which the Credit Party is resident for tax purposes, that does not have the force of law under the procedures set out in Section 826(1) of the TCA, had the force of law when the interest was paid;
except where interest is paid under a Loan Document to the body corporate in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or
(iv)    which is a company that is incorporated in the U.S. and is subject to tax in the U.S. on its worldwide income except where interest is paid under a Loan Document to that company in connection with a trade or business which is carried on in Ireland by it through a branch or agency in Ireland; or
(v)    which is a U.S. LLC, where the ultimate recipients of the interest payable under a Loan Document are Irish Qualifying Lenders within clause (iii), (iv) or (vi) of this definition and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, except where interest is paid under a Loan Document to the LLC in connection with a trade or business which is carried on by it in Ireland through a branch or agency in Ireland; or
(vi)    (where interest is paid under a Loan Document by a Borrower or Guarantor which is a qualifying company within the meaning of Section 110 of the TCA) which is a person who is resident for tax purposes in a Relevant Territory under the laws of that territory except where such person is a body corporate, such interest is paid to the body corporate in connection with a trade or business which is carried on in Ireland by it through a branch or agency; or
(vii)    which is a company (within the meaning of Section 246 of the TCA) and which:
(A)    advances money in the ordinary course of a trade which includes the lending of money;
(B)    in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company;
(C)    which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; and
(D)     whose facility office is located in Ireland; or
(viii)    which is a qualifying company (within the meaning of Section 110 of the TCA) and whose facility office is located in Ireland; or
(ix)    which is an investment undertaking (within the meaning of Section 739B of the TCA) and whose facility office is located in Ireland; or
(x)    which is an exempt approved scheme within the meaning of Section 774 of the TCA whose facility office is located in Ireland; or
(xi)    which is an Irish Treaty Lender.
“Irish 2018 Security Acknowledgment”: that certain acknowledgment, dated as of May 2, 2018, by and between Essent IIH, Essent and the Administrative Agent.

“Irish 2020 Security Acknowledgment”: that certain acknowledgment, dated as of the Closing Date, by and between Essent IIH, Essent and the Administrative Agent.
“Irish Share Charge”: that certain charge over the shares in Essent IIH dated as of April 19, 2016 by and between Essent and the Administrative Agent, as reaffirmed by the Irish 2018 Security Acknowledgment and the Irish 2020 Security Acknowledgment.
“Irish Tax Treaty”: as defined in the definition of “Irish Treaty State”
“Irish Treaty Lender”: a Person who:
(i)    is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty and is entitled to the benefits of such Irish Tax Treaty, subject to the completion of any procedural formalities; and
(ii)     does not carry on a business in Ireland through a permanent establishment with which that Person’s participation in the Loan is effectively connected;
provided, that a Person shall not be an Irish Treaty Lender if it falls within subclause (iii), (iv), (v) or (vi) of the definition of Irish Qualifying Lender.
“Irish Treaty State”: a jurisdiction having a double taxation agreement (an “Irish Tax Treaty”) with Ireland which has the force of law and which makes provision for full exemption from tax imposed by Ireland on interest or income from debt-claims.
“IRS”: the United States Internal Revenue Service.
“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Junior Financing”: as defined in Section 6.9(a).
“Latest Maturity Date”: means, at any date of determination, the latest maturity or expiration date applicable to any Facility at such time under this Agreement.
“Lender-Related Person”: as defined in Section 9.5(b).
“Lenders”: as defined in the preamble hereto.
“Liabilities”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Liquidity”: at any time, the aggregate amount of unrestricted cash and Cash Equivalents held by the Borrowers and the Guarantors at such time.

“LLC”: any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.
“Loan Parties”: each Group Member that is a party to a Loan Document.
“Long-Term Issuer Rating”: either or both a senior unsecured rating and/or a long-term issuer rating, as applicable, of Essent by a Rating Agency; provided that the Long-Term Issuer Rating of such Rating Agency shall be the senior unsecured rating, unless Essent has not obtained a senior unsecured rating from such Rating Agency, in which case the applicable rating shall be the long-term issuer rating of Essent assigned by such Rating Agency.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of Essent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Group Member”: any Group Member and its Subsidiaries that collectively have at least 2.5% or more of the total assets of the Group Members taken as a whole.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, that is regulated pursuant to or would give rise to liability under any Environmental Law.
“MIRE Event”: at any time, if there are any Mortgaged Properties at such time, any increase, extension of the maturity or renewal of any of the Commitments or Loans (excluding for the avoidance of doubt (a) any continuation or conversion of borrowings or (b) the making of any Loan).
“Moody’s”: Moody’s Investors Service, Inc.
“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages and deeds of trust, security deeds and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably agreeable to the Administrative Agent and such Loan Party (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate makes or is obligated to make contributions, (on behalf of participants who are or were employed by any of them).
“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.
“Net Cash Proceeds”: in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Net Investment”: the cash paid or other property contributed to an Investment Entity in exchange for the Capital Stock or other Investment in such Investment Entity. The amount of Net Investment excludes all returns or repayments of principal or capital with respect thereto.
“New Lender”: as defined in Section 2.22(b).
“New Lender Supplement”: as defined in Section 2.22(b).
“Non-U.S. Lender”: (a) for any Borrower who is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) for any Borrower who is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 A.M., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, examinership, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise.
“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided, that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Participant”: as defined in Section 9.6(c).
“Participant Register”: as defined in Section 9.6(c).
“Patriot Act”: as defined in Section 9.17.
“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.
“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was within the preceding five (5) years sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent material liability.
“Permitted Acquisition”: any acquisition, whether by purchase, merger, consolidation or otherwise, by Essent or any of its Wholly Owned Subsidiaries of (i) all or substantially all of the property of any Person, or (ii) any line of business, business unit or division of any Person or (iii) the Capital Stock of any Person that becomes a Subsidiary, if each of the following conditions is met:
(i) in the case of the acquisition of Capital Stock of such Person, upon the consummation thereof, such Person shall be a Wholly Owned Subsidiary;
(ii) in the case of the acquisition of (x) all or substantially all of the property of any Person or (y) any line of business, business unit or division of any Person, in each case, upon the consummation thereof, such property, business, business unit or division, as the case may be, shall be owned directly by Essent or by one or more Wholly Owned Subsidiaries;

(iii) no Default or Event of Default then exists or would result therefrom;
(iv) after giving effect to such acquisition on a pro forma basis, Essent shall be in compliance with Section 6.1;
(v) the Person or business to be acquired shall be, or shall be engaged in, primarily a business of the type that Essent and its Subsidiaries are permitted to be engaged in under Section 6.16 and the property to be acquired is to be used in a business primarily of the type that Essent and its Subsidiaries are permitted to be engaged in under Section 6.16;
(vi) the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(vii) all transactions in connection therewith shall be consummated in accordance, in all material respects, with all applicable Requirements of Law;
(viii) to the extent the acquisition consideration for such acquisition exceeds $50,000,000, Essent shall have provided the Administrative Agent, to the extent available, with financial statements of the Person or business to be acquired and all such other information, data, documents and agreements (including any acquisition agreement or purchase agreements) relating to such transaction as may be reasonably requested by the Administrative Agent; and
(ix) at least 5 Business Days (or such shorter period of time as may be agreed by the Administrative Agent) prior to the proposed date of consummation of any transaction involving acquisition consideration in excess of $50,000,000, Essent shall have delivered to the Administrative Agent a certificate of a Financial Officer of Essent certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any Pension Plan or Multiemployer Plan.
“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Platform”: as defined in Section 5.1.
“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
“PMIERs”: the Private Mortgage Insurer Eligibility Requirements published by the Federal Home Loan Mortgage Corporation, as may be amended from time to time.
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Private Act”: separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Group Member, in whole or in part.
“Pro Rata Payment Provision”: as defined in Section 7.
“Proceeding”: any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections”: as defined in Section 5.2(b).
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender”: as defined in Section 5.1.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.21.
“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.
“Rating Agency”: each of S&P, Moody’s and Fitch.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Base Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register”: as defined in Section 9.6(b)(iv).
“Regulated Insurance Company”: any Group Member, whether now owned or hereafter acquired or established, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Reinsurance Agreement”: any agreement, contract, treaty, certificate or other arrangement by which any Regulated Insurance Company agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the Applicable Insurance Regulatory Authority.
“Related Company”: as defined in section 2(10) of the Irish Companies Act.

“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Relevant Territory”:
(i) a member state of the European Union (other than Ireland); or
(ii) to the extent not a member state of the European Union, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043.
“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive officer, president or chief financial officer of a Borrower, but in any event, with respect to financial matters, the chief financial officer of a Borrower.
“Restricted Payments”: as defined in Section 6.7.
“Reuters”: as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. As of the Closing Date, the original amount of the Total Revolving Commitments is $300,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, the aggregate principal amount of all Revolving Loans held by such Lender then outstanding.
“Revolving Facility”: as defined in the definition of “Facility”.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: as defined in Section 2.4(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding. Notwithstanding the foregoing, when a Defaulting Lender shall exist, in the case of Section 2.21, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.
“Revolving Termination Date”: October 16, 2023.
“S&P”: Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the United Kingdom, the European Union, any European Union member state, or other relevant sanctions authority or who is otherwise the subject or target of any Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SAP”: with respect to any Regulated Insurance Company, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) in the jurisdiction of such Regulated Insurance Company for the preparation of annual statements and other financial reports by insurance companies of the same type as such Regulated Insurance Company that are applicable to the circumstances as of the date of filing of such statement or report.
“Screen Rate”: as defined in the definition of “Eurodollar Base Rate”.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: collectively, the Administrative Agent, the Lenders and the other Persons the Obligations owing to whom are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Guarantee and Collateral 2018 Amendment and Acknowledgment, the Guarantee and Collateral 2020 Amendment and Acknowledgment, the Irish Debenture, the Irish Share Charge, the Irish 2018 Security Acknowledgment, the Irish 2020 Security Acknowledgment, the Bermuda Debenture, the Bermuda Debenture 2018 Acknowledgment, the Bermuda Debenture 2020 Acknowledgment, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent”:, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of Essent and its Subsidiaries, on a consolidated basis, will, as of such date, exceed the amount of all their “liabilities of, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of Essent and its Subsidiaries, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay their liabilities on their debts as such debts become absolute and matured, (c) Essent and its Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business and (d) such Person and its Subsidiaries on a consolidated basis will reasonably expect to be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Time”: 11:00 A.M., London time.
“Statutory Statements”: with respect to any Regulated Insurance Company for any fiscal year or quarter, the annual or quarterly financial statements, as applicable, of such Regulated Insurance Company as required to be filed with the Applicable Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.
“Statutory Surplus”: as to any Regulated Insurance Company at any time, the aggregate amount of surplus as regards policyholders of such Regulated Insurance Company at such time (as determined in accordance with SAP), as set forth on page 3, line 37, column 1 of the most recent Statutory Statement of such Regulated Insurance Company (or equivalent page, line or statement, to the extent that any thereof is modified or replaced) or equivalent form in the applicable jurisdiction in which such Regulated Insurance Company operates.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Essent. The term Subsidiary shall not include, however, (i) any Person and its Subsidiaries in which any Group Member owns 50% or less of the Capital Stock or other equity interest of such Person but which, due to accounting rules, is required to be consolidated in such Group Member’s consolidated financial statements under GAAP and (ii) funds, partnerships, corporations, limited liability companies or similar entities in which any Group Member holds an interest solely for investment purposes and which may be deemed “Subsidiaries” because they would be consolidated in such Group Member’s consolidated financial statements in accordance with GAAP (each, an “Investment Entity”) to the extent that the Net Investment of the applicable Group Members in the aggregate, as the case may be, in any Investment Entity or in all Investment Entities in the aggregate, is not more than 15% of the Consolidated Net Worth of Essent and its Subsidiaries as of the end of the most recent fiscal quarter of Essent for which consolidated financial statements are available. In the event such Net Investment exceeds 15% of the Consolidated Net Worth of Essent and its Subsidiaries, Essent shall designate which Investment Entities shall be considered Subsidiaries for purposes of this Agreement. Notwithstanding the foregoing, any financial statement of Essent and its consolidated Subsidiaries required to be delivered pursuant to this Agreement may include any Investment Entity that would otherwise be a consolidated Subsidiary but for the application of the preceding clause (ii).
“Supported QFC” has the meaning assigned to it in Section 9.21.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Essent or any of its Subsidiaries shall be a “Swap Agreement”.
“Swap Termination Value”: in respect of a Swap Agreement, upon the designation of an Early Termination Date (as defined therein), the amount of the payment upon early termination determined in accordance therewith, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement.
“Syndication Agents”: the Syndication Agents identified on the cover page of this Agreement.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCA”: the Taxes Consolidation Act 1997 of Ireland, as amended.
“Term Lenders”: the collective reference to the Tranche A Term Lenders.
“Term Loan Maturity Date”: October 16, 2023.

“Term Loans”: the collective reference to the Tranche A Term Loans.
“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term SOFR.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Total Shareholders’ Equity”: as at any date of determination, the total common and preferred shareholders’ equity of Essent Re and its Subsidiaries as of such date, as determined in accordance with GAAP (calculated excluding (i) unrealized gains (losses) on securities as determined in accordance with FASB ASC 320 (Investments–Debt and Equity Securities), (ii) any charges taken to write off any goodwill included on Essent Re’s balance sheet on the Closing Date to the extent such charges are required by FASB ASC 320 (Investments–Debt and Equity Securities) and ASC 350 (Intangibles–Goodwill and Others) and (iii) any changes in the value of warrants existing on the Closing Date for the purchase of Essent Re’s Capital Stock).
“Tranche A Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower on the Closing Date in a principal amount not to exceed the amount set forth under the heading “Tranche A Term Commitment” opposite such Lender’s name on Schedule 1.1A as in effect on the Closing Date. As of the Closing Date, the original aggregate amount of the Tranche A Term Commitments is $325,000,000.
“Tranche A Term Facility”: as defined in the definition of “Facility”.
“Tranche A Term Lender”: each Lender that has a Tranche A Term Commitment or that holds a Tranche A Term Loan.
“Tranche A Term Loans”: the Closing Date Tranche A Term Loans.
“Tranche A Term Percentage”: as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).
“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York.
“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States”: the United States of America.
“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.
“U.S. Tax Compliance Certificate”: as defined in Section 2.17(f)(ii)(B)(3).
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of a Borrower.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrowers or any of their respective Subsidiaries at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings); provided that, for the avoidance of doubt, for the purpose of determining any incurrence under Section 6, compliance with the applicable provisions of Section 6 shall only be required at the time of initial incurrence and any subsequent incurrence, but not on an ongoing basis, (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) references to “examinership” or “examiner” shall have the meaning given to those terms in the Irish Companies Act. Notwithstanding anything to the contrary contained in clause (b) above or in the definition of “Capital Lease Obligation,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
(c)The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
1.2    Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.14(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify Essent, pursuant to Section 2.14(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
1.3    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.
SECTION 2.AMOUNT AND TERMS OF COMMITMENTS
2.1    Term Commitments. Subject to the terms and conditions hereof, each Tranche A Term Lender on the Closing Date severally agrees to make a term loan to the Borrowers (on a joint and several basis) on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender (a “Closing Date Tranche A Term Loan”). The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.
2.2    Procedure for Term Loan Borrowing. The Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the Closing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the Closing Date, in the case of ABR Loans) requesting that the Term Lenders existing on the Closing Date make the Term Loans on the Closing Date and specifying (i) the amount and Type of Term Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender existing on the Closing Date thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each such Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Term Lenders in immediately available funds.
2.3    Repayment of Term Loan. The Borrowers shall repay all outstanding Tranche A Term Loans on the Term Loan Maturity Date.
2.4    Revolving Commitments.
(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) (a) to the Borrowers on the Closing Date in an aggregate amount equal to its Revolving Percentage of the aggregate amount of Revolving Loans outstanding under the Existing Credit Agreement prior to the Closing Date (“Closing Date Revolving Loans”) and (b) to any Borrower from time to time during the Revolving Commitment Period, in each case, in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Revolving Commitment. Each Revolving Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. For the avoidance of doubt, any exercise of such option shall not affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.10.
(b)The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.
2.5    Procedure for Revolving Loan Borrowing. Any Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
2.6    Commitment Fees, etc.
(a)The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.
(b)The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
2.7    Termination or Reduction of Revolving Commitments. Essent shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, (A) any Revolving Lender’s Revolving Extensions of Credit would exceed its Revolving Commitment or (B) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.
2.8    Optional Prepayments. Any Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable (other than to the extent provided in connection with refinancing the Obligations) notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
2.9    Mandatory Prepayments.
(a)If (x) any Group Member shall issue or incur (A) any unsecured Indebtedness (including Indebtedness which is convertible into Capital Stock that is not Disqualified Capital Stock) in one or more Rule 144A or public offerings or (B) any unsecured Indebtedness in the form of term loans and (y) after giving pro forma effect to such issuance or incurrence, the Debt-to-Total Capitalization Ratio of Essent exceeds 0.20 to 1.00, an amount equal to 100% of the Net Cash Proceeds of such issuance or incurrence shall be applied on the date of such issuance or incurrence toward the prepayment of the Term

Loans as set forth in Sections 2.9(c); provided, that the aggregate amount of prepayments required pursuant to this Section 2.9(a) with respect to any single issuance or incurrence shall be limited to the amount that would cause the Debt-to-Total Capitalization Ratio of Essent, after giving pro forma effect to both the relevant issuance or incurrence and the corresponding mandatory prepayment, to be equal to 0.20 to 1.00. Mandatory prepayments of the Term Loans may not be reborrowed.
(b)If for any reason the sum of the Total Revolving Extensions of Credit at any time exceed the Total Revolving Commitments then in effect (including after giving effect to any reduction in the Total Revolving Commitments pursuant to Section 2.7), the Borrowers shall prepay Revolving Loans in an aggregate amount equal to such excess within two (2) Business Days thereafter.
(c)The application of any prepayment pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.9 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
2.10    Conversion and Continuation Options.
(a)Any Borrower may elect from time to time to convert Eurodollar Loans made to it to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Any Borrower may elect from time to time to convert ABR Loans made to it to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 7(g) with respect to any Borrower is in existence, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.11    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 12 Eurodollar Tranches shall be outstanding at any one time.

2.12    Interest Rates and Payment Dates.
(a)Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
(b)Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.12 plus 2% and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(d)Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.12 shall be payable from time to time on demand.
2.13    Computation of Interest and Fees.
(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify each applicable Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify each applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).
2.14    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for Eurodollar Loans:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the Eurodollar Base Rate, as applicable (including because the Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the Eurodollar Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) for such Interest Period;
then the Administrative Agent shall give notice thereof to Essent and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies Essent and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any notice of borrowing or notice of continuation or conversion that requests the conversion of any Loans to, or the continuation of any Loans as, Eurodollar Loans shall be ineffective and (B) if any notice of borrowing requests Eurodollar Revolving Loans, such Revolving Loans shall be made as ABR Revolving Loans; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then the other Type of Loans shall be permitted.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and Essent a Term SOFR Notice.
(d)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(e)    The Administrative Agent will promptly notify Essent and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark

Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(f)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(g)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
2.15    Pro Rata Treatment and Payments.
(a)Each borrowing by any Borrower from the Lenders hereunder, each payment by a Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.
(b)Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
(c)Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(e)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from any Borrower.
(f)Unless the Administrative Agent shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.
(g)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(e), 2.15(f), 2.17(e) or 8.7, the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Sections until all such obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
2.16    Requirements of Law.
(a)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Credit Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(b)shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(c)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
(d)shall impose on such Lender any other condition (other than Taxes);
and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Essent (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Essent (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented; provided, however, that a Lender shall be compensated with respect to any such change in law only to the extent such Lender is imposing such charges on similarly situated borrowers where the terms of other credit facilities permit it to impose such charges.
(d)    A certificate as to any additional amounts payable pursuant to this Section 2.16 submitted by any Lender to Essent (i) setting forth in reasonable detail the manner in which such amounts were determined and (ii) certifying if applicable as required by Section 2.16(c) (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts incurred more than 180 days prior to the date that such Lender notifies Essent of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.17    Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.
(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Essent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Essent and the Administrative Agent, at the time or times reasonably requested by Essent or the Administrative Agent, such properly completed and executed documentation reasonably requested by Essent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Essent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Essent or the Administrative Agent as will enable Essent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the relevant Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to Essent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Essent or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Essent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Essent or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party

(x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Essent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Essent or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Essent or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Essent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Essent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Essent or the Administrative Agent as may be necessary for Essent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Essent and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)    An Irish Treaty Lender and each Borrower or Guarantor which makes a payment to which that Irish Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower or Guarantor to obtain authorization to make that payment without any deduction or withholding for or on account of tax.
(j)    Each Lender which (1) makes a Loan to a Borrower which is organized or formed under the laws of Ireland, and (2) becomes a party to this Agreement after the date of this Agreement shall indicate, for the benefit of the Administrative Agent and without liability to any Borrower or Guarantor, which of the following categories it falls in:
(i)    not an Irish Qualifying Lender;
(ii)    an Irish Qualifying Lender (other than an Irish Treaty Lender); or
(iii)    an Irish Treaty Lender.
If a New Lender fails to indicate its status in accordance with this Section 2.17(j) then such New Lender shall be treated for the purposes of this Agreement (including by each Borrower or Guarantor) as if it is not an Irish Qualifying Lender or Irish Treaty Lender (as applicable) until such time as it notifies the Administrative Agent which category applies.
2.18    Indemnity. The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than lost profits) or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A certificate as to any amounts payable pursuant to this Section 2.18 setting forth in reasonable detail the basis for requesting such amount submitted to Essent by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.19    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office, including any other Affiliate, for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).
2.20    Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) becomes a Defaulting Lender, (c) has provided the notice referred to in Section 9.19 or (d) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no

Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by Essent, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.
2.21    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6;
(b)    the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
In the event that the Administrative Agent and Essent each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.
2.22    Incremental Facilities.
(a)    The Borrowers and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Tranche A Term Loans or Revolving Commitments, as applicable, by executing and delivering to the Administrative Agents an Increased Facility Activation Notice specifying (i) the amount of such increase to the Facility or Facilities involved and (ii) the applicable Increased Facility Closing Date; provided that immediately prior to and after giving effect to any such increase in the Tranche A Term Loan or Revolving Commitments (i) no Default or Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date). Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate sum of (x) the aggregate amount of borrowings of incremental Tranche A Term Loans plus (y) the aggregate amount of incremental Revolving Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $150,000,000 and (ii) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in an amount equal to $5,000,000 (or a whole multiple of $5,000,000 in excess thereof) and (y) no more than five Increased Facility Closing Dates may be selected by the Borrowers after the Closing Date. No Lender shall have any obligation to participate in any increase described in this Section 2.22 unless it agrees to do so in its sole discretion.
(b)    Any additional bank, financial institution or other entity which, with the consent of Essent and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in this Section 2.22 shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.
(c)    Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, the Borrowers shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in amounts determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the applicable Borrower and the relevant Lender).
(d)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect (i) the existence and terms of the incremental Tranche A Term Loans and/or (ii) the increased or new Revolving Commitments evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the consent of the Borrowers (not to be unreasonably withheld) and furnished to the other parties hereto.
2.23    MIRE Events. Prior to the occurrence of a MIRE Event, the Borrowers shall provide (and shall use commercially reasonable efforts to provide as promptly as reasonably possible prior to such MIRE Event) to the Administrative Agent (and authorize the Administrative Agent to provide to the Lenders) the following documents in respect of any Mortgaged Property: (a) a completed flood hazard determination from a third party vendor; (b) if such real property is located in a “special flood hazard area”, (i) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (ii) evidence of the receipt by the applicable Loan Parties of such notice; (c) if required by Flood Insurance Laws, evidence of required flood insurance and (d) any other customary documentation that may be reasonably requested by Administrative Agent.

SECTION 3.REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:
3.1    Financial Condition.
(a)    The audited consolidated balance sheets of Essent and its Subsidiaries as of December 31, 2018 and 2019 and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Essent as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Essent and its Subsidiaries as of March 31, 2020 and June 30, 2020 and the related consolidated statements of income, cash flows and stockholders’ equity for the three-month period then ended present fairly in all material respects the consolidated financial condition of Essent and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to (in the case of any such unaudited financial statements) the absence of footnotes and normal year-end audit adjustments and except as disclosed therein). During the period from June 30, 2020 to and including the Closing Date there has been no Disposition by any Group Member of any material part of its business or property.
(b)    The audited consolidated balance sheets of Essent Re and its Subsidiaries as of December 31, 2018 and 2019, and the related consolidated statements of income, cash flows and stockholder’s equity for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of Essent Re as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Essent Re and its Subsidiaries as at March 31, 2020 and June 30, 2020, and the related unaudited consolidated statements of income, cash flows and stockholder’s equity for the three-month period then ended present fairly in all material respects the consolidated financial condition of Essent Re and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to the absence of footnotes and normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to (in the case of any such unaudited financial statements) the absence of footnotes and normal year-end audit adjustments and except as disclosed therein).

(c)    Essent has heretofore furnished to the Lenders, with respect to each Regulated Insurance Company, copies of the annual Statutory Statements as of December 31, 2018 and 2019 for the fiscal years then ended, and copies of the quarterly Statutory Statements as of March 31, 2020 and June 30, 2020, for the fiscal quarter then ended, in each case as filed with the Applicable Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”); provided, that the Statutory Statement of a Regulated Insurance Company shall not be required to be delivered for any year or quarter that such Regulated Insurance Company was not a Subsidiary of Essent. The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the relevant quarterly statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance in all material respects with the applicable Requirements of Law when filed and present fairly in all material respects the financial condition of the respective Regulated Insurance Companies covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Regulated Insurance Companies covered thereby for the respective periods then ended.
3.2    No Change. Since December 31, 2019, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect; provided that, it is understood and agreed that the impacts on the business, financial condition or results of operations of the Borrowers and their Subsidiaries, taken as a whole, directly related to or arising from the existing COVID-19 pandemic, and the related governmental and social responses, including the Coronavirus Aid, Relief and Economic Security Act (CARES Act) and similar government-sponsored entity forbearance and other relief measures, which impacts have occurred as of the Closing Date and were disclosed in writing in filings (including information that is furnished) made by Essent with the Securities and Exchange Commission prior to the Closing Date or in any of the transaction evaluation materials provided to the Lenders prior to the Closing Date, do not constitute a Material Adverse Effect, solely for purposes of this Section 3.2.
3.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concept is applicable in the relevant jurisdiction), (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (to the extent such concept is applicable in the relevant jurisdiction) except in the case of this clause (c) to the extent that the failure to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except in each case to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.20 and (iii) in the case of any Security Document to be entered into by Essent IIH, the filing required by section 409 of the Irish Companies Act. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable (in the case of any Security Document entered into by Essent IIH, once filed in compliance with the provisions of section 409 of the Irish Companies Act) against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents) except as would not reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation applicable to any Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.
3.6    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
3.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
3.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property except, in each case, for defects and other imperfections in title that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.
3.9    Insurance Licenses. Each Regulated Insurance Company holds all licenses (including licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”) except any Insurance Licenses the failure of which to hold would not reasonably be expected to have a material adverse impact on Essent and its Subsidiaries taken as a whole. To the best of the Borrower’s knowledge, there is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or similar proceedings, (ii) no sustainable basis for such suspension, revocation or limitation and (iii) no such suspension, revocation or limitation threatened by any Applicable Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above and either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
3.10    Intellectual Property. Each Group Member owns, is licensed to use or has the valid right to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim which claim would reasonably be expected to have a Material Adverse Effect. The operation of each Group Member’s business does not infringe on the rights of any Person in any respect that would reasonably be expected to have a Material Adverse Effect.

3.11    Taxes. Each Group Member has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and has paid all Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).
3.12    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If reasonably requested by any Lender or the Administrative Agent, each Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
3.13    Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
3,14    ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Pension Plan and have performed all their obligations under each Pension Plan; and (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event.
3.15    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
3.16    Subsidiaries. Except as disclosed to the Administrative Agent by Essent in writing from time to time after the Closing Date, (a) Schedule 3.16 sets forth the name and jurisdiction of incorporation of each Subsidiary of Essent and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Borrower or any of their respective Subsidiaries, except as created by the Loan Documents.
3.17    Use of Proceeds. The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries, including without limitation the making of capital contributions and other Investments (directly or indirectly) in Subsidiaries of the Borrowers that are insurance companies. The proceeds of the Closing Date Tranche A Term Loans shall be used to refinance Indebtedness of the Borrowers and to finance the working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries, including without limitation the making of capital contributions and other Investments (directly or indirectly) in Subsidiaries of the Borrowers that are insurance companies.
3.18    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    each Group Member: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits;
(b)    to the knowledge of the Borrowers, Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member or any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to liability of any Group Member under any applicable Environmental Law or otherwise result in costs to any Group Member, (ii) interfere with any Group Member’s continued operations, or (iii) impair the fair saleable value of any real property owned or leased by any Group Member;
(c)    there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of the Borrower will be, named as a party that is pending or, to the knowledge of the Borrower, threatened;
(d)    no Group Member has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;
(e)    no Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law; and
(f)    no Group Member has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.
3.19    Accuracy of Information, etc. No written statement or information (other than projections, pro forma financial information, other forward-looking and/or projected information and information of a general economic or industry-specific nature) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading (after giving effect to all supplements and updates thereto from time to time). The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Closing Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
3.20    Security Documents.
(a)    The Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge and Bermuda Debenture and any other Security Document are effective to create, for as long as Essent shall not have obtained an Investment Grade Rating, in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and (in the case of Essent IIH, once registered in compliance with the provisions of section 409 of the Irish Companies Act) enforceable security interest in the Collateral described therein in which a security interest can be created under applicable law and proceeds thereof. In the case of the Pledged Stock that constitutes a “certificated security” as defined in Article 8 of the UCC or other applicable law, described in the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge and Bermuda Debenture, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge or Bermuda Debenture, when financing statements and other filings and actions specified on Schedule 3 of the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge and Bermuda Debenture are filed in appropriate form in the offices specified on Schedule 3.20(a) (and, in the case of Essent IIH, when all required filings are carried out in accordance with section 409 of the Irish Companies Act) or such actions are appropriately taken, as applicable, the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge and Bermuda Debenture shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral in which a security interest can be perfected by the filing of such financing statements and with respect to registered Intellectual Property, the filing of short form security agreements in appropriate form with the U.S. Copyright Office and/or the U.S. Patent and Trademark Office, as applicable, and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.3).
(b)    Each of the Mortgages is effective to create, for as long as Essent shall not have obtained an Investment Grade Rating, in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and (in the case of Essent IIH, once registered in compliance with the provisions of section 409 of the Irish Companies Act) enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.20(b) (and, in the case of Essent IIH, when all required filings are carried out in accordance with the provisions of section 409 of the Irish Companies Act), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except for Liens permitted by Section 6.3. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by Essent or any of its Subsidiaries that has a value, in the reasonable opinion of Essent, of $10,000,000 or more. In no event shall any leasehold mortgages, landlord lien waivers, estoppels or collateral access letters be required with respect to any leasehold interest in real property held by Essent or any of its Subsidiaries (including each leasehold interest in real property listed on Schedule 1.1B).
3.21    Solvency. Essent and its Subsidiaries, taken as a whole, are and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be Solvent.
3.22    COMI. For the purposes of the Council Regulation (EC) 2015/848 on insolvency proceedings (the “European Insolvency Regulation”) the centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) of Essent IIH is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the European Insolvency Regulation) in any other jurisdiction.
3.23    Senior Indebtedness. The Obligations (and the obligations of each Guarantor under the Guarantee and Collateral Agreement) constitute “Senior Indebtedness”, “Guarantor Senior Indebtedness” or any similar term under and as defined in the agreements relating to any Indebtedness of any Borrower or any Guarantor, including any subordinated Indebtedness, which contains such designation.
3.24    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions, and the Borrowers, their respective Subsidiaries and their respective officers, directors and employees, and to the knowledge of any Borrower their respective agents, are in compliance with Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Borrowers, any of their respective Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any of their respective Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law, Anti-Money Laundering Laws or Sanctions. The foregoing representations in this Section 3.24 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
3.25    Insurance Business. All insurance policies issued by any Group Member are, to the extent required under applicable law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, either individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.
3.26    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
3.27    Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of Plan Asset Regulations).

SECTION 4.CONDITIONS PRECEDENT
4.1    Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it on the Closing Date, if any, is subject to the satisfaction, prior to or concurrently with such effectiveness and the making of any such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received: (i) this Agreement, executed and delivered by the Administrative Agent, each Borrower and each Person listed on Schedule 1.1A (which Persons constitute “Required Lenders” under the Existing Credit Agreement) and (ii) (x) the Guarantee and Collateral 2020 Amendment and Acknowledgment in the form attached hereto as Exhibit D with respect to the guarantees and Liens created under the Guarantee and Collateral Agreement, executed and delivered by the Administrative Agent, each Borrower and each Guarantor, (y) the Irish 2020 Security Acknowledgment executed and delivered by Essent and Essent IIH and (z) the Bermuda Debenture 2020 Acknowledgment executed and delivered by Essent (in each case which, subject to Section 9.8(b), may include any Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).
(b)    Financial Statements. The Lenders shall have received all of the financial statements referred to in Section 3.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of Essent and its Subsidiaries or Essent Re and its Subsidiaries, in each case, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.
(c)    Projections. The Lenders shall have received satisfactory annual projections of Essent and its Subsidiaries through 2023.
(d)    Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.
(e)    Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in each of the jurisdictions and offices where Liens on material assets of the Loan Parties are required to be filed or recorded, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.
(f)    Fees. The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, at least two (2) Business Days before the Closing Date (including the reasonable fees and expenses of legal counsel). All such amounts will be paid on or before the Closing Date.
(g)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation, certificate of formation or other similar document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (if available in such jurisdiction), and (ii) a long form good standing certificate (or equivalent) for each Loan Party from its jurisdiction of organization (if available in such jurisdiction).
(h)    Companies Act Certificate. The Administrative Agent shall have received, in respect of Essent IIH: (i) a certificate (signed by a director) certifying compliance with Section 82 of the Irish Companies Act and (ii) a certificate (signed by a director) regarding Section 239 of the Irish Companies Act.
(i)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
(i)    the legal opinion of Willkie Farr & Gallagher LLP, counsel to the Borrowers and their Subsidiaries, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agentl
(ii)    the legal opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Borrowers and their Subsidiaries, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent; and
(iii)    the legal opinion of Arthur Cox, Irish counsel to the Arrangers, addressed to the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent and of such other special and local counsel as may be required by the Administrative Agent.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(j)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock that constitute a “security” under Article 8 of the UCC or other applicable law, pledged pursuant to the Guarantee and Collateral Agreement, the Irish Debenture, the Irish Share Charge and the Bermuda Debenture, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) valued in excess of $500,000, pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(k)    Filings, Registrations and Recordings. Each document (including any UCC financing statement or filing with the U.S. Patent and Trademark Office or U.S. Copyright Office) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.3), shall be in proper form for filing, registration or recordation.
(l)    Solvency. The Administrative Agent shall have received a certificate from the chief financial officer of Essent, in form and substance reasonably acceptable to the Administrative Agent, certifying that Essent and its Subsidiaries, on a consolidated basis after giving effect to this Agreement and the transactions contemplated hereby (including the borrowing of Loans on the Closing Date) are Solvent as of the Closing Date.
(m)    No Default. No Default or Event of Default shall have occurred and be continuing on such date, after giving effect to the effectiveness hereof and any extensions of credit requested to be made on the Closing Date.
(n)    Representations. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of the Closing Date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).
(o)    No MAE. Since December 31, 2019, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect; provided that, it is understood and agreed that the impacts on the business, financial condition or results of operations of the Borrowers and their Subsidiaries, taken as a whole, directly related to or arising from the existing COVID-19 pandemic, and the related governmental and social responses, including the Coronavirus Aid, Relief and Economic Security Act (CARES Act) and similar government-sponsored entity forbearance and other relief measures, which impacts have occurred as of the Closing Date and were disclosed in writing in filings (including information that is furnished) made by Essent with the Securities and Exchange Commission or in any of the transaction evaluation materials provided to the Lenders, in each case, prior to the Closing Date, do not constitute a Material Adverse Effect, solely for purposes of this Section 4.1(o).
(p)    Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.
(q)    KYC Information. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case at least five (5) Business Days prior to the Closing Date. The Administrative Agent and each requesting Lender shall have received at least five (5) Business Days prior to the Closing Date a Beneficial Ownership Certification with respect to the Borrowers.
(r)    Closing Date Payments and Reallocation.
(i)    The Borrower shall have paid to the Administrative Agent all interest and commitment fees which are unpaid and accrued to the Closing Date under the Existing Credit Agreement; and
(ii)    The payments required pursuant to Section 9.22(b) shall have been made.
For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) on and as of such date as if made on and as of such date (except that any representations and warranties which expressly relate to an earlier date shall be true and correct in all material respects (or, if such representations and warranties are qualified by materiality, in all respects) as of such earlier date).
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each borrowing by any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5.AFFIRMATIVE COVENANTS
The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Borrowers shall and shall cause each of its Subsidiaries to:
5.1    Financial Statements. Furnish to the Administrative Agent and each Lender:
(a)    as soon as available, but in any event within 90 days after the end of (i) each fiscal year of Essent, a copy of the audited consolidated balance sheet of Essent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, cash flows and stockholders’ equity for such year (it being understood and agreed that the delivery of Essent’s Form 10-K (as filed with the SEC) shall satisfy the requirements set forth in this subsection (i) to the extent it contains such audited consolidated financial statements) and (ii) each fiscal year of Essent Re, a copy of the audited consolidated balance sheet of Essent Re and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, cash flows and stockholders’ equity for such year, in each case in clauses (i) and (ii) above, setting forth in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and
(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of (i) Essent, the unaudited consolidated balance sheet of Essent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for such quarter and the portion of the fiscal year through the end of such quarter (it being understood and agreed that the delivery of Essent’s Form 10-Q (as filed with the SEC) shall satisfy the requirements set forth in this subsection (i) to the extent it contains such unaudited consolidated financial statements), and (ii) Essent Re, the unaudited consolidated balance sheet of Essent Re and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for such quarter and the portion of the fiscal year through the end of such quarter, in each case in clauses (i) and (ii) above, setting forth in comparative form the figures for the previous year, certified by a Responsible Officer of Essent or Essent Re, as applicable, as being fairly stated in all material respects (subject to normal year-end audit adjustments).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.
Each of the Borrowers hereby acknowledges that (a) the Administrative Agent will make available information and projections (collectively, “Company Materials”) to the Lenders by posting the Company Materials on IntraLinks or another similar secure electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Essent, its Subsidiaries or their respective securities) (each, a “Public Lender”). The Borrowers hereby agree that the Company Materials sent to the Administrative Agent to be shared with any Public Lender shall not contain any material non-public information and hereby authorize the Administrative Agent to make available such Company Materials to the Lenders, including any Public Lender.
Information required to be delivered pursuant to this Section 5.1 and Section 5.2 may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrowers deliver electronic copies of such information to the Administrative Agent or post such documents, or provide a link thereto on the Borrowers’ website on the Internet; or (ii) on the date on which such information has been posted on the SEC website on the Internet at sec.gov/edgar/searches.htm or at another website identified by Borrowers (whether a commercial, third-party website or whether sponsored by the Administrative Agent), which website is accessible by the Administrative Agent without charge. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide electronic copies of the certificate of a Responsible Officer of Essent or Essent Re, as applicable, required by Section 5.1(b) to the Administrative Agent.
5.2    Certificates; Other Information. Furnish to the Administrative Agent for the further distribution to each Lender (or, in the case of clause (k), to the relevant Lender):
(a)    concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of Essent, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent or as otherwise required to be provided to the Administrative Agent pursuant to the Guarantee and Collateral Agreement, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any Intellectual Property created or acquired by any Loan Party that is Collateral and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);
(b)    as soon as available, and in any event no later than 90 days after the end of each fiscal year of Essent, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Essent and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);
(c)    within 45 days after the end of each fiscal quarter of Essent (or 90 days, in the case of the fourth fiscal quarter of each fiscal year), a narrative discussion and analysis of the financial condition and results of operations of Essent and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year (it being understood and agreed that the delivery of Essent’s Form 10-Q or Form 10-K, as applicable (as filed with the SEC), shall satisfy the requirements set forth in this subsection (c));
(d)    within five (5) days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities that are material to the interest of the Lenders and, within five (5) days after the same are filed, copies of all financial statements and reports that any Borrower may make to, or file with the SEC;
(e)    promptly following receipt thereof, copies of (i) any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents from such administrator or sponsor and the Borrowers shall provide copies of such documents to the Administrative Agent promptly after receipt thereof; (ii) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any of the Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (iii) all notices received by any of the Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iv) copies of such other documents or governmental reports or filings relating to any Pension Plan, Foreign Plan or Foreign Benefit Arrangement as the Administrative Agent shall reasonably request;
(f)    Evidence of insurance renewals as required under Section 5.5 hereunder in form and substance reasonable acceptable to the Administrative Agent;
(g)    By no later than the following dates, a copy of each Statutory Statement filed, or required to be filed, by each Regulated Insurance Company:
(A) in the case of annual Statutory Statements, (1) within three (3) Business Days after the regulatory filing date, in each case such Statutory Statements being certified by a Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP and (2) no later than each June 15, copies of such annual Statutory Statements audited and certified by independent certified public accountants of recognized national standing;
(B) in the case of quarterly Statutory Statements, within three (3) Business Days after the regulatory filing date, in each case such Statutory Statements being certified by a

Financial Officer of such Regulated Insurance Company and prepared in accordance with SAP;
(h)    promptly following notification thereof from a Governmental Authority, notification of the suspension, limitation, termination or non-renewal of, or the taking of any other materially adverse action in respect of, any material Insurance License;
(i)    promptly following the delivery or receipt, as the case may be, by any Regulated Insurance Company or any of their respective Subsidiaries, copies of (A) each examination and/or audit report submitted to any Regulated Insurance Company by any Applicable Insurance Regulatory Authority and (B) each report, order, direction, instruction, approval, authorization, license or other notice which any Borrower or any Regulated Insurance Company may at any time receive from any Applicable Insurance Regulatory Authority, if such matter has resulted in, or would reasonably be expected to have a material adverse impact on Essent and its Subsidiaries taken as a whole;
(j)    promptly following receipt thereof by any Regulated Insurance Company, notice of any direction or other notification received by such Regulated Insurance Company from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act 1978 of Bermuda if such matter has resulted in, or would reasonably be expected to result in a Material Adverse Effect; and
(k)    promptly, (x) such additional information regarding the business, financial or corporate affairs of Essent or any of its Subsidiaries, or compliance with the terms of any Loan Document, as any Agent for itself (or at the request of any Lender) may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
5.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Tax liabilities and other governmental charges, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
5.4    Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted pursuant to Sections 6.4(a), 6.4(b) and 6.6(d) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers, their respective Subsidiaries and each of their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
5.5    Maintenance of Property; Insurance. (a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then Essent shall, or shall cause each applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) cooperate with the Administrative Agent and provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance.
5.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and/or SAP, as applicable, and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent to visit and inspect who may be accompanied by a representative of the applicable Loan Party any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that (i) so long as no Event of Default exists, the Administrative Agent shall be entitled to reimbursement of expenses for one (1) such inspection per Fiscal Year and (ii) if an Event of Default does exist, then representatives of the Lenders may exercise inspection rights.
5.7    Notices. Give notice to the Administrative Agent promptly after obtaining knowledge of:
(a)    the occurrence of any Default or Event of Default;
(b)    any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that would reasonably be expected to have a Material Adverse Effect;
(c)    any litigation or proceeding affecting any Group Member (i) which would reasonably be expected to have a Material Adverse Effect and is not covered by insurance, or (ii) which relates to any Loan Document;
(d)    (i) the occurrence of any ERISA Event or Foreign Plan Event which would reasonably be expected to have a Material Adverse Effect, specifying the nature thereof, any action any of the Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;
(e)    Promptly after any Rating Agency shall have announced the issuance or change of a rating for (i) the Financial Strength Rating or (ii) the Long-Term Issuer Rating, written notice of such rating issuance;

(f)    any development or event that has had or would reasonably be expected to have a Material Adverse Effect;
(g)    (i) any restrictions imposed on any shares of Essent IIH pursuant to the Irish Companies Act; (ii) of any report made by inspectors appointed to Essent IIH pursuant to the Irish Companies Act; (iii) of any disclosure made relating to any shares or debentures of Essent IIH under the Irish Companies Act; (iv) of any declaration, order or deemed order for disqualification or restriction under the Irish Companies Act including Part 14, Chapters 3 and 4 and any notice under the Irish Companies Act including Part 14, Chapter 5, regarding a disqualification or restriction undertaking in respect of any director of Essent IIH; (v) of any intention on the part of any person of which it becomes aware to hold Essent IIH liable for the whole, or part of any of the debts of any other member of the group of companies to which Essent IIH belongs or a Related Company of any member of the group of companies to which Essent IIH belongs or of any contribution order or pooling order made under Sections 599 or 600 of the Irish Companies Act; (vi) of its intention (and shall notify the Administrative Agent forthwith of any intention on the part of any person of which it becomes aware) to present a petition before any competent court or any analogous proceedings or actions for the appointment of an examiner, an administrator, a liquidator or any similar officer to, or over the whole or any part of the assets of any member of the group of companies to which Essent IIH belongs or any Related Company of any member of the group of companies to which Essent IIH belongs and (vii) of any notice received by Essent IIH under Section 1002 of the TCA if the effect of any of the foregoing matters would reasonably be expected to have a Material Adverse Effect; and
(h)    Any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
5.8    Environmental Laws.
(a)    Comply with all Environmental Laws applicable to them, and obtain, comply with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned; and take all reasonable efforts to ensure that all of their tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably would be expected to adversely affect any Group Member. For purposes of this Section 5.8(a), noncompliance by the Borrowers with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected noncompliance, the Borrowers shall promptly undertake all reasonable efforts to achieve compliance, and provided further that, in any case, such non-compliance, and any other noncompliance with Environmental Law, individually or in the aggregate, would not reasonably be expected to give rise to a Material Adverse Effect.
(b)    Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals would not reasonably be expected to give rise to a Material Adverse Effect.

5.9    Additional Collateral, etc. At any time that Essent does not maintain an Investment Grade Rating:
(a)    With respect to any property acquired after the Closing Date by any Borrower or Guarantor (other than (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien expressly permitted by Sections 6.3(g), (j) or (s) or (z) any property excluded from the definition of Collateral in the Guarantee and Collateral Agreement, Irish Debenture, Bermuda Debenture or any other applicable Security Document, as applicable) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, as soon as required by the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge, Bermuda Debenture or other Security Document, as applicable, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge or Bermuda Debenture or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of UCC financing statements in such jurisdictions, filings in the U.S. Patent and Trademark Office and U.S. Copyright Office and other filings as may be required by the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge, Bermuda Debenture, any other Security Document or as may be requested by the Administrative Agent.
(b)    With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by any Borrower or Guarantor (other than any such real property subject to a Lien expressly permitted by Section 6.3(g)), as soon as required by the Guarantee and Collateral Agreement, Irish Debenture, Irish Share Charge, Bermuda Debenture or other Security Document, as applicable, or, if not specified therein, within 60 days after the acquisition thereof (as such date may be extended by the Administrative Agent in its discretion) (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) provide the Lenders with (x) a lender’s policy of title insurance covering such real property in an amount equal to the purchase price of such real property (or such other amount as shall be reasonably acceptable to the Administrative Agent) as well as a current ALTA survey thereof, certified by a licensed surveyor and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage with respect to other Persons having an interest in such real property, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date unless the Administrative Agent has provided to the Lenders (A) if such Mortgaged Property relates to a property not located in a flood zone, a completed flood hazard determination with respect to such real property from a third-party vendor at least forty-five (45) days prior to entering into such Mortgage or (B) if such Mortgaged Property relates to a property located in a flood zone, the following documents with respect to such real property at least forty-five (45) days prior to entering into such Mortgage: (1) a completed flood hazard determination from a third party vendor; (2) if such real property is located in a “special flood hazard area”, (X) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (Y) evidence of the receipt by the applicable Loan Parties of such notice; and (3) if required by relevant Requirements of Law, evidence of required flood insurance.
(c)    With respect to any new Subsidiary (other than an Excluded Subsidiary or, in the case of any Subsidiary that is not a Wholly Owned Subsidiary, unless such Subsidiary is prohibited by any contractual restriction existing on the date such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition)) created or acquired after the Closing Date by any Borrower or Guarantor, as soon as required by the Guarantee and Collateral Agreement, Irish Debenture, Bermuda Debenture or other Security Document, as applicable, or, if not specified therein, within 30 days after the acquisition or formation thereof (as such date may be extended by the Administrative Agent in its discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, Irish Debenture, Bermuda Debenture or other Security Document, as applicable, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Borrower or Guarantor, (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Borrower or Guarantor and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that (i) in the case of a pledge of the Capital Stock of a Foreign Subsidiary that is held by a Borrower or Guarantor organized under the laws of any jurisdiction within the United States, such pledge shall be limited to no more than 66 2/3 % of the total outstanding voting Capital Stock of any such new Subsidiary and (ii) subject to the foregoing clause (i), this Section 5.9(c) shall not apply to any Foreign Subsidiary in respect of which the pledge of all of the Capital Stock of such Subsidiary as Collateral would, in the good faith judgment of a Borrower, result in adverse tax consequences to Essent or any of its Subsidiaries.
5.10    Financial Strength Ratings. Ensure that Financial Strength Ratings are maintained with any two of S&P, Moody’s and Fitch. With the consent of the Administrative Agent, a financial strength rating from any of S&P, Moody’s or Fitch can be replaced with a Financial Strength Rating from another nationally recognized statistical rating organization.
5.11    Post-Closing Obligations. As promptly as practicable, and in any event within the applicable time period set forth in Schedule 5.11 (or by such later date as the Administrative Agent may agree in its sole discretion) the Borrowers and each other Loan Party will deliver or cause to be delivered to the Administrative Agent all documents and take all actions set forth on Schedule 5.11.
SECTION 6.NEGATIVE COVENANTS
The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
6.1    Financial Condition Covenants.
(a)    Consolidated Net Worth. Permit Consolidated Net Worth of Essent at any time to be less than the sum of (without duplication) (i) 75% of Consolidated Net Worth of Essent as of June 30, 2020, (ii) 50% of cumulative Consolidated Net Income of Essent and its Subsidiaries for each fiscal quarter of Essent (beginning with the fiscal quarter ending September 30, 2020) for which Consolidated Net Income is positive, and (iii) 50% of any increase in the Consolidated Net Worth of Essent after June 30, 2020 resulting from the issuance of equity by or capital contributions to Essent or any of its Subsidiaries;
(b)    Statutory Surplus. Permit the Statutory Surplus of Essent Guaranty at any time to be less than 75% of the Statutory Surplus of Essent Guaranty as of June 30, 2020;

(c)    Shareholders’ Equity. Permit the Total Shareholders’ Equity of Essent Re at any time to be less than 75% of the Total Shareholders’ Equity of Essent Re as of June 30, 2020;
(d)    Debt-to-Total Capitalization. At any time, permit the Debt-to-Total Capitalization Ratio of Essent to exceed 0.25 to 1.00.
(e)    Liquidity. At any time, permit Liquidity to be less than $25,000,000; and
(f)    PMIERS Compliance. At any time, fail to be in compliance with all applicable “financial requirements” imposed pursuant to PMIERs when and to the extent such financial requirements are effective, subject, for the avoidance of doubt to any forbearance thereunder afforded by any Government-Sponsored Enterprise.
6.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a)    Indebtedness of any Loan Party pursuant to any Loan Document;
(b)    Indebtedness of (x) any Borrower to any Subsidiary, (y) any Wholly Owned Subsidiary Guarantor to Essent or any other Subsidiary and (z) any Subsidiary to any Borrower or any Wholly Owned Subsidiary Guarantor provided that, in the case of this clause (z), such Indebtedness is permitted as an Investment under Sections 6.8(e) or 6.8(o);
(c)    Indebtedness of Essent Guaranty to the Federal Home Loan Bank in the ordinary course of business (“FHLB Indebtedness”);
(d)    Guarantee Obligations (x) incurred in the ordinary course of business by any Group Member of obligations of any Loan Party, (y) consisting of capital maintenance agreements for the benefit of any Regulated Insurance Company or (z) of a Group Member in respect of Indebtedness otherwise permitted to be incurred by such Group Member under this Section 6.2;
(e)    Indebtedness outstanding on the date hereof and listed on Schedule 6.2(e) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
(f)    Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 6.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;
(g)    additional (x) unsecured Indebtedness of Essent or any of its Subsidiaries and (y) Indebtedness of Essent or any of its Subsidiaries secured solely by mortgage-related assets (the “Mortgage Secured Financings”); provided, that at the time of the incurrence or assumption thereof, or at the time any such Mortgage Secured Financing is entered into, and after giving pro forma effect to such additional Indebtedness, the Borrowers are in compliance with the requirements of Section 6.1;
(h)    additional Indebtedness of Essent or any of its Subsidiaries in an aggregate principal amount (for Essent and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding;

(i)    Indebtedness representing deferred compensation to officers, directors and employees of Essent and its Subsidiaries in the ordinary course of business; and
(j)    Indebtedness in respect of (i) letters of credit issued in connection with reinsurance transactions in the ordinary course of business, (ii) bids, tenders, performances and surety bonds or appeal bonds and (iii) worker’s compensation claims, disability, health or employee benefits and self-insurance obligations, in each case of clauses (i) through (iii), incurred in the ordinary course of business.
6.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:
(a)    (x) Liens for unpaid Taxes not exceeding $1,000,000 in the aggregate at any one time and (y) other Liens for Taxes (I) not overdue for more than 30 days or (II) that are being contested in good faith by appropriate proceedings, provided that in the case of clause (II) adequate reserves with respect thereto are maintained on the books of Essent or its Subsidiaries, as the case may be, in conformity with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations (other than for borrowed money), leases, statutory obligations (other than any such obligation imposed pursuant to Section 430(k) of the Code or Sections 303(k) or 4068 of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Essent or any of its Subsidiaries;
(f)    Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(e), provided that no such Lien extends to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
(g)    Liens securing Indebtedness of Essent or any Subsidiary incurred pursuant to Section 6.2(f) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days following the acquisition of such fixed or capital assets, (ii) the amount of Indebtedness secured thereby is not increased and (iii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness;
(h)    Liens created pursuant to the Security Documents;
(i)    any interest or title of a lessor under any lease entered into by Essent or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j)    Liens on marketable securities or Capital Stock of the Federal Home Loan Bank, in each case in favor of the Federal Home Loan Bank and securing FHLB Indebtedness;
(k)    Liens consisting of restrictions imposed by applicable law (including regulations) or imposed by any Governmental Authority or Government-Sponsored Enterprise (including, for the avoidance of doubt, “financial requirements” imposed pursuant to PMIERS and similar restrictions imposed by any Government-Sponsored Enterprise and agreements with any Governmental Authority or Government-Sponsored Enterprises);
(l)    Liens securing obligations owed by Essent to any of its Subsidiaries or owed by any Subsidiary to Essent or any other Subsidiary, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;
(m)    Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued or funds withheld balances established, in each case, in the ordinary course of business for the benefit of cedents to secure insurance and reinsurance recoverables owed to them by such Regulated Insurance Company, including, without limitation, transfers or deposits into trust accounts made in the ordinary course of business to secure insurance or reinsurance obligations of any Regulated Insurance Company in connection with Government-Sponsored Enterprise risk-share transactions covering risk on mortgage loans in reference pools associated with Freddie Mac’s ACIS program and Fannie Mae’s CIRT program in the ordinary course of business;
(n)    Liens in favor of depository banks arising as a matter of law;
(o)    any Lien on any asset of any Person existing at the time such Person becomes a Subsidiary of Essent, is merged or consolidated with or into any Subsidiary of Essent; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder and require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.2;
(p)    transfers or deposits into trust accounts made in the ordinary course of business to secure Essent Re’s insurance or reinsurance obligations in connection with Government-Sponsored Enterprise risk-share transactions covering risk on mortgage loans in reference pools associated with Freddie Mac’s ACIS program and Fannie Mae’s CIRT program in the ordinary course of business;
(q)    Liens attaching solely to cash earnest money deposits required to be made under the terms of any letter of intent or purchase agreement for a Permitted Acquisition;
(r)    judgment Liens not constituting an Event of Default;
(s)    Liens on mortgage-related assets to secure Mortgage Secured Financings;

(t)    Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to Essent and all Subsidiaries) $25,000,000 at any one time; and
(u)    Liens on cash, Cash Equivalents and marketable securities deposited in collateral accounts required to secure capital calls required in connection with Investments permitted under this Agreement.
6.4    Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    any Subsidiary (other than a Borrower) (x) may be merged or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving corporation) (y) may be merged or consolidated with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or (z) that is not a Guarantor may be merged or consolidated with or into another Subsidiary that is not a Borrower or a Guarantor;
(b)    any Subsidiary (other than a Borrower) may Dispose of any or all of its assets (i) to any Borrower or any Wholly Owned Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.6;
(c)    any Subsidiary of any Borrower (other than any Borrower) may liquidate or dissolve itself in accordance with the law; provided that such Person’s assets (if any) are distributed to a Borrower or a Guarantor (or if such Subsidiary was not owned by a Borrower or a Guarantor, to the Subsidiary that is its parent) in connection with such liquidation or dissolution; and
(d)    any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation.
6.5    Private Acts. No Group Member shall become subject to a Private Act.
6.6    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
(a)    Dispositions of Cash Equivalents;
(b)    Dispositions of surplus, obsolete or worn out property or property no longer used or useful in the business of the Borrowers and their Subsidiaries, whether now owned or hereafter acquired, in the ordinary course of business;
(c)    the sale of inventory in the ordinary course of business;
(d)    Dispositions permitted by clause (i) of Section 6.4(b);
(e)    the sale or issuance of any Subsidiary’s Capital Stock to any Borrower or any Wholly Owned Subsidiary Guarantor;

(f)    any ceding of insurance or reinsurance in the ordinary course of business including, without limitation, to off-shore special purpose insurers;
(g)    Dispositions of assets obtained through foreclosure or otherwise through the exercise of remedies in respect of obligations owed by a third party to Essent or any of its Subsidiaries or otherwise in respect of mortgage loans insured by Essent or any of its Subsidiaries;
(h)    any Disposition pursuant to a Reinsurance Agreement so long as such Disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(i)    Dispositions of Investments by any Regulated Insurance Company (other than Capital Stock of Subsidiaries engaged in insurance lines of business) and Dispositions of Investments in marketable securities at fair value by Essent, Essent IIH and Essent USH in exchange for cash in an aggregate amount not to exceed the amount of such marketable securities on the balance sheet of Essent as of the Closing Date, in each case in the ordinary course of business consistent with past practices and investment policy approved by the board of directors of such Regulated Insurance Company or Essent, Essent IIH and Essent USH, as applicable;
(j)    Dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof;
(k)    Dispositions by any Loan Party to another Loan Party or by any Subsidiary that is not a Loan Party to a Borrower or any Subsidiary;
(l)    non-exclusive licenses or sublicenses, or leases or subleases granted to any third parties in arm’s-length commercial transactions in the ordinary course of business;
(m)    Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
(n)    issuances of Capital Stock (i) by a direct or indirect Wholly Owned Subsidiary of a Borrower to a Borrower or to one or more Wholly Owned Subsidiaries of a Borrower or (ii) by a non-Wholly Owned Subsidiary of a Borrower to the respective equity holders of such non-Wholly Owned Subsidiary, on a pro rata basis;
(o)    any Subsidiary of any Borrower (other than any Borrower) may liquidate or dissolve itself in accordance with the law; provided that such Person’s assets (if any) are distributed to a Borrower or a Guarantor (or if such Subsidiary was not owned by a Borrower or a Guarantor, to the Subsidiary that is its parent) in connection with such liquidation or dissolution;
(p)    Dispositions of mortgage-related assets securing Mortgage Secured Financings; and
(q)    Dispositions of other property having a fair market value not to exceed (i) in the aggregate for any fiscal year of Essent, 15% of the Consolidated Net Worth of Essent and (ii) in the aggregate from the Closing Date until the Latest Maturity Date, 30% of the Consolidated Net Worth of Essent, in each case, calculated as of the fiscal period most recently ended prior to the date of such Disposition for which financial statements have been delivered pursuant to Sections 5.1(a) or (b).
6.7    Restricted Payments. At any time that Essent fails to maintain an Investment Grade Rating, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
(a)    any Subsidiary may make Restricted Payments ratably to the holders of its Capital Stock;
(b)    Essent may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its Capital Stock (other than Disqualified Capital Stock);
(c)    Essent may make Restricted Payments in the form of (x) equity pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Essent and its Subsidiaries and (y) the cashless purchase of shares of its Capital Stock awarded under such plans from such employees to offset tax liabilities and the payment of any taxes associated with the vesting of such shares;
(d)    the payment by Essent of any dividend within 60 days after the date of declaration thereof, if on the date of declaration such payment would have complied with the provisions of this Section 6.7; and
(e)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Essent may make other Restricted Payments; provided, that at the time of making any such Restricted Payment and after giving pro forma effect to such Restricted Payments, the Borrowers shall be in compliance with the requirements of Section 6.1.
6.8    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, in each case excluding, for the avoidance of doubt, transactions pursuant to Reinsurance Agreements (all of the foregoing, “Investments”), except:
(a)    investments constituting accounts receivable, trade debt and deposits for the purchase of goods, in each case made in the ordinary course of business;
(b)    investments in Cash Equivalents;
(c)    Guarantee Obligations permitted by Section 6.2;
(d)    loans and advances to employees of any Group Member in the ordinary course of business for reasonable and customary business related expenses (including for travel, entertainment and relocation expenses);
(e)    intercompany Investments (x) by any Group Member in any Loan Party, (y) by any Group Member that is not a Loan Party in any Group Member that is not a Loan Party and (z) by any Loan Party in any Group Member that is not a Loan Party, in the case of this clause (z), in an aggregate amount not to exceed $25,000,000 at any one time outstanding; provided that the limitation in this clause (z) shall not apply to Investments in Wholly-Owned Subsidiaries that are Regulated Insurance Companies so long as no Default or Event of Default under Sections 7(a) or 7(g) shall have occurred and be continuing or would result from such Investment specified in this proviso;
(f)    Permitted Acquisitions;
(g)    Investments of any Person that becomes a Subsidiary after the Closing Date and existing at the time of such acquisition; provided; that such investment was not made in connection with or in anticipation of such Person becoming a Subsidiary;
(h)    Capital Stock of the Federal Home Loan Bank required to be purchased in connection with FHLB Indebtedness;
(i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(j)    any Investment pursuant to a Reinsurance Agreement so long as such Investment is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(k)    Investments consisting of non-cash consideration received in connection with a Disposition not prohibited by the Loan Documents;
(l)    Investments by any Regulated Insurance Company (including by any Subsidiary of such Regulated Insurance Company that is not itself a Regulated Insurance Company) in the ordinary course of business and consistent with the investment policy approved by the board of directors of such Regulated Insurance Company;
(m)    Swap Agreements permitted by Section 6.2;
(n)    Investments by any Borrower or any of its Subsidiaries in marketable securities other than Cash Equivalents and Investments referred to in Section 6.8(l) not to exceed an aggregate of $50,000,000 of funds invested in such securities at any time outstanding; provided, that at the time of making such Investment after giving pro forma effect to such other Investments, the Borrowers shall be in compliance with the requirements of Section 6.1; and
(o)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, in addition to Investments otherwise expressly permitted by this Section, other Investments by Essent or any of its Subsidiaries; provided, that at the time of making such Investment after giving pro forma effect to such other Investments, the Borrowers shall be in compliance with the requirements of Section 6.1.
6.9    Optional Prepayments and Modifications of Certain Debt Instruments.
(a)    Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness that is expressly subordinated in right of payment to the Obligations or any Indebtedness that is secured on a junior basis to the Facilities (collectively, “Junior Financing”) (it being understood that payments of regularly scheduled interest and principal shall be permitted), or make any payment in violation of any subordination terms applicable to any Junior Financing, except (i) the conversion of any Junior Financing into Capital Stock of Essent (other than Disqualified Capital Stock)

and (ii) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing; provided, that immediately before and immediately after giving pro forma effect to any such prepayment, redemption, purchase, defeasement or other satisfaction (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrowers shall be in compliance with Section 6.1; and
(b)    amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any terms of any Junior Financing in any manner that is materially adverse to the Lenders.
6.10    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Wholly Owned Subsidiary) unless such transaction (a) is entered into in the ordinary course of business of the relevant Group Member, (b) is among Group Members, (c) constitutes normal and reasonable compensation and reimbursement of expenses of officers and directors in the ordinary course of business, (d) constitutes the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provide on or behalf of, directors, officers, employees and consultants, (e) is a Restricted Payment permitted under Section 6.7 or (f) is upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
6.11    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member; provided, however, that the Borrowers and their Subsidiaries shall be permitted to effect a sale and leaseback transaction so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving pro forma effect to such transaction, the Borrowers shall be in compliance with the requirements of Section 6.1.
6.12    Swap Agreements. Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Essent or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any of their respective Subsidiaries and (c) Swap Agreements entered into by a Group Member in the ordinary course of business as an alternative to writing risk in insurance or reinsurance form, which risk is of the type that any Group Member otherwise writes in the ordinary course of its business consistent with past practice.
6.13    Changes in Fiscal Periods. Permit the fiscal year of any of the Borrowers to end on a day other than December 31 or change the method of determining fiscal quarters utilized by the Borrowers.
6.14    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that effectively limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations or Mortgage Secured Financings otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures, (d) customary provisions in leases or licenses or other contracts and agreements restricting the assignment, subletting or sublicensing thereof, (e) restrictions and conditions imposed by applicable law or any Governmental Authority or Government-Sponsored Enterprise (including pursuant to regulatory restrictions (including, for the avoidance of doubt, “financial requirements” imposed pursuant to PMIERs and similar restrictions imposed by any Government-Sponsored Enterprise and agreements with any Governmental Authority or Government-Sponsored Enterprise)), (f) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.2(c), (e), (f), solely to the extent any such negative pledge relates to the property financed by or subject to Liens securing such Indebtedness permitted pursuant to Section 6.3 and Indebtedness secured by Liens permitted under Section 6.3(o), solely to the extent any such negative pledge relates to property securing such Indebtedness at the time the Person obligated on such Indebtedness becomes a Subsidiary and such negative pledge was not incurred in contemplation thereof and (g) any contractual restriction of a Subsidiary, or applicable to the Capital Stock of a Subsidiary, existing on the date such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition).
6.15    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, any Borrower or any other Subsidiary or (c) transfer any of its assets to any Borrower or any other Subsidiary of such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary (other than a Borrower) imposed pursuant to an agreement that has been entered into in connection with the Disposition of Capital Stock or assets of such Subsidiary permitted hereunder, (iii) restrictions and conditions imposed by applicable law or any Governmental Authority or Government-Sponsored Enterprise (including pursuant to regulatory restrictions (including, for the avoidance of doubt, “financial requirements” imposed pursuant to PMIERs and similar restrictions imposed by any Government-Sponsored Enterprise and agreements with any Governmental Authority or Government-Sponsored Enterprise)), (iv) any restrictions imposed on Subsidiaries that are borrowers under any Mortgage Secured Financings so long as the restrictions are imposed only on the Subsidiary borrowers under such Mortgage Secured Financings and such Subsidiaries have no material businesses other than mortgage originations and related activities and (v) any contractual restriction of a Subsidiary existing on the date such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such acquisition).
6.16    Lines of Business. Enter into any material line of business, either directly or through any Subsidiary, except for those businesses in which Essent and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto or are reasonable extensions thereof. It shall be understood that the business of Essent and its Subsidiaries shall include (i) insurance and reinsurance and (ii) mortgage and mortgage-related businesses, including origination, processing, servicing and credit enhancement.
6.17    Use of Proceeds. Request any Loan, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. The foregoing clauses (b) and (c) of this Section 6.17 will not apply to any party hereto to which the Blocking Regulation applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union) or (ii) any similar blocking or anti-boycott law in the United Kingdom.
SECTION 7.EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    any Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrowers only), Section 5.7(a) or Section 6 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to Essent from the Administrative Agent or the Required Lenders; or
(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Swap Agreement) on the scheduled or original due date with respect thereto, in each case beyond any period of grace or cure; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, which default, event or condition continues after the applicable grace or notice period, if any, provided in the instrument or agreement under which such Indebtedness was created and the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii)

of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $35,000,000 or more; or
(f)    there occurs under any Swap Agreement to which Essent or any Subsidiary is party an Early Termination Date (as defined in such Swap Agreement) resulting from (x) any event of default under such Swap Agreement as to which Essent or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (y) any Termination Event (as so defined) as to which Essent or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by Essent or such Subsidiary as a result thereof is greater than $35,000,000 (in the aggregate for all such Swap Agreements);
(g)    (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, examinership, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, examinership or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, examiner, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Material Group Member shall make a general assignment for the benefit of its creditors; or (vii) any insurance commissioner or any other insurance regulatory official having jurisdiction issues a corrective order that is material to the business of Essent and its Subsidiaries, take as a whole, or initiates any regulatory proceeding to oversee or direct the management of the business of Essent or any Subsidiary and such order or proceeding shall continue undismissed for 30 days; or (viii) any Material Group Member shall receive any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act 1978 of Bermuda; or
(h)    (i) an ERISA Event and/or a Foreign Plan Event shall have occurred or (ii) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan, that either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or
(i)    one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $35,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(j)    this Agreement or any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than pursuant to the express terms of such Security Document);
(k)    the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert;
(l)    any one or more Insurances Licenses of a Group Member shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;
(m)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding voting common stock of Essent; (ii) Essent shall cease to own and control, of record and beneficially, directly, 100% of the Capital Stock of any of Essent IIH or Essent USH free and clear of all Liens (other than Liens permitted by Section 6.3) or (iii) the majority of the seats (other than vacant seats) on the board of directors of Essent shall be occupied by Persons who were neither (a) a director of Essent on the Closing Date or (b) nominated or appointed by the board of directors of Essent; or
(n)    any notice pursuant to Section 1001 of the TCA, or notice of attachment pursuant to Section 1002 of the TCA, in relation to Essent IIH is issued by the Irish Revenue Commissioners that has had, or would reasonably be expected to have a Material Adverse Effect;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of proceeds constituting Collateral, and any proceeds of the Guarantee Obligations of the Guarantors in the order specified in Section 6.5 of the Guarantee and Collateral Agreement (this sentence, the “Pro Rata Payment Provision”). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

SECTION 8.THE AGENTS
8.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity to take such action on its behalf under the provisions of this Agreement and the other Loan Documents (including, for the avoidance of doubt, to execute and deliver on behalf of itself and the Secured Parties the Guarantee and Collateral Amendment and Acknowledgment on the Closing Date) and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing:
(a)    it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties;
(b)    where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Ireland or Bermuda, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and
(c)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
8.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
8.3    Exculpatory Provisions. Neither any Agent nor any of their respective Affiliates, nor any respective officers, directors, employees, agents, advisors or attorneys-in-fact of any Agent or any Agent’s respective Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan

Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. Notwithstanding anything to the contrary set forth herein, no Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.
8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.7 unless and until written notice thereof stating that it is a “notice under Section 5.7” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrowers, or (ii) notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
8.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
8.7    Lender Reimbursement. The Lenders agree to pay to each Agent and its Affiliates and its and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), any amount required to be paid by the Borrower pursuant to Section 9.5 as a result of any and all Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such Liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
8.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
8.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by Essent (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.
8.10    Arrangers, Documentation Agents and Syndication Agents. Neither the Arrangers, the Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such.
8.11    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.1 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
8.12    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans or the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans or the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 9.MISCELLANEOUS
9.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1 and subject to Section 2.14(b), (c) and (d). The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan

Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.15, the Pro Rata Payment Provision or Section 6.5 of the Guarantee and Collateral Agreement, in each case without the written consent of each Lender adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility or (vi) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent or other Agent without the written consent of the Administrative Agent or such other Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of Essent, (i) may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document unless the Required Lenders have objected to any such amendment, modification or supplement within 5 Business Days following written notification thereof and (ii) may amend, modify or supplement any Security Document to add Collateral securing the Obligations and Guarantee Obligations hereunder and under the other Loan Documents.

9.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic communications), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Essent, Essent IIH and Essent USH:	Two Radnor Corporate Center 100 Matsonford Road Radnor, Pennsylvania 19087 Attention: Mary Lourdes Gibbons Email: mary.gibbons@essent.us Telephone: 610-230-0558

Administrative Agent:	JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road NCC5/Floor 1 Newark, DE 19713 Attention: Gerard Capano Email: gerard.t.capano@chase.com Telephone: 302-634-5545 provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Borrowers, any Loan Party, the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
9.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
9.5    Payment of Expenses and Taxes; Indemnification; Limitation of Liability.

(a)    Expenses. The Borrowers agree, regardless of whether the Closing Date occurs (i) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented costs and expenses incurred in connection with the development, preparation, syndication and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other expenses of counsel to the Administrative Agent and Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Essent prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender and the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of their respective counsel and (iii) to pay, indemnify, and hold each Lender, the Arrangers and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.
(b)    Limitation of Liability. To the extent permitted by applicable law, the Borrowers agree not to assert and to cause their respective Subsidiaries not to assert, and hereby waive and agree to cause their respective Subsidiaries to waive, any claim against any Arranger, the Administrative Agent, any Syndication Agent, any Documentation Agent or any Lender or their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet). No Lender-Related Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Lender-Related Person. No Lender-Related Person shall be liable for any Liability on any theory of indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not relieve the Loan Parties of any obligations they may have to indemnify a Lender-Related Person, as provided in Section 9.5(c), against any Liabilities on any theory of indirect, special, exemplary, punitive or consequential damages asserted against such Lender-Related Person by a third party.
(c)    Indemnification. The Borrowers agree, regardless of whether the Closing Date occurs, to pay, indemnify, and hold each Lender, the Arrangers, the Documentation Agents, the Syndication Agents and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other Liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any Proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, its equity holders, affiliates or creditors or any other Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any Group Member’s operations or properties and the reasonable fees, disbursements and other charges of one firm of counsel and one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) plus, in the event of an actual or potential conflict of interest, one additional firm of counsel and local counsel in each appropriate jurisdiction in connection with Proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its controlled affiliates, directors, officers or employees, (ii) a material breach of the obligations of such Indemnitee under the Loan Documents in connection with a claim brought by any of the Borrowers or (iii) any Proceeding that does not involve an act or omission by any of the Borrowers or any of their affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any Proceeding involving any Agent or any Arranger in their capacity or in fulfilling their roles as an Agent or Arranger hereunder or in any similar role), and provided, further, that this Section 9.5(b) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.
(d)    Payments. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by any Borrower pursuant to this Section 9.5 shall be submitted to Robert Nichols (email address: robert.j.nichols@jpmorgan.com), at the address of such Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by such Borrower in a written notice to the Administrative Agent.
(e)    Survival. The agreements in this Section 9.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.
9.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than (x) a natural person, (y) a Disqualified Lender or (z) a Borrower or any Affiliate or Subsidiary of any Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)    Essent (such consent not to be unreasonably withheld or delayed), provided that no consent of Essent shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that Essent shall be deemed to have consented to any such assignment unless Essent shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for (i) an assignment of all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund or (ii) an assignment of Commitments or Loans by Barclays Bank PLC to Barclays Bank Ireland PLC so long as, at the time of such assignment, Barclays Bank Ireland PLC is entitled to receive payments of interest without the imposition of U.S. federal withholding tax (by statute or treaty) on payments of interest treated as being from sources within the United States for U.S. federal income tax purposes.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Term Loans, $1,000,000), unless each of Essent and the Administrative Agent otherwise consent, provided that (1) no such consent of Essent shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
(B)    (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Essent and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for Public Lenders and/or (B) provide the DQ List to each Lender and/or Assignee or Participant or potential Assignee or Participant requesting the same.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities which is not a Disqualified Lender, a natural person, a Borrower or any Affiliate or Subsidiary of any Borrower (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at Essent’s request and expense, to use reasonable efforts to cooperate with Essent to effectuate the provisions of Section 2.20 with respect to any Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.16 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure rights and/or obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).
9.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify Essent and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
9.8    Counterparts; Electronic Execution. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Essent and the Administrative Agent.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such

Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
9.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.12    Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    appoints (in the case of any Borrower that is not organized under the laws of any jurisdiction within the United States) Essent USH as its agent to receive on its behalf and its property service of the summons and complaints and any other process which may be served in any such action or proceeding; provided that a copy of such process is also mailed in the manner provided in Section 9.2. Such service may be made by mailing or delivering a copy of such process to the applicable Borrower in care of Essent USH at the address of Essent USH provided in Section 9.2, and Essent, Essent IIH and each other Borrower or Guarantor that is not organized under the laws of any jurisdiction within the United States hereby irrevocably authorized and directs Essent USH to accept such service on its behalf.
(e)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(f)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.
9.13    Acknowledgements. Each of the Borrowers hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties. Further, each Loan Party agrees that it will not assert any claim relating to the transaction contemplated hereby against any Credit Party based on an alleged breach of agency or fiduciary duty.
9.14    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to, at the sole cost and expense of Essent, take any action requested by Essent having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) or (c) below (and any such actions, including, without limitation, the execution and delivery of any documents pursuant to this Section 9.14 shall be without recourse to, or warranty by, the Administrative Agent).
(b)    At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(c)    At such time as Essent obtains an Investment Grade Rating, the Collateral shall be released from the Liens created by the Security Documents, all without delivery of any instrument or performance of any act by any Person.
9.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with provisions at least as restrictive as those in this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by Essent in its sole discretion, to any other Person. “Information” means all information received from any Borrower relating to such Borrower or its business, other than any such information that is or becomes available to the Administrative Agent or any Lender on a non-confidential basis and other than information pertaining to this Agreement routinely provided by arrangers to data service providers (including market data collectors), including league table providers, that serve the lending industry; provided that in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their respective Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their respective Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
9.16    WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
9.17    USA Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
9.18    Joint and Several Liability of the Borrowers.
(a)    Each Borrower agrees that it is jointly and severally liable for the obligations of the other Borrowers hereunder, including with respect to the payment of principal of and interest on all Loans and the payment of fees and indemnities and reimbursement of costs and expenses. Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all Obligations shall be the joint and several obligations of all of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event each other Borrower will make such payment with respect to, or perform, such Obligations. A breach hereof or Default or Event of Default hereunder as to any single Borrower shall constitute a breach, Default or Event of Default as to all the Borrowers. Each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Loans made under this Agreement, notice of the occurrence of any Default or Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, all demands, notices and other formalities of every kind in connection with this Agreement, except for any demands, notices and other formalities expressly required under the terms of this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default (including any Default or Event of Default) by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 9.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its Obligations under this Section 9.18, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the Obligations of such Borrower under this Section 9.18 shall not be discharged except by performance and then only to the extent of such performance. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full (other than contingent indemnification obligations that are not yet due and payable or as to which no claim has been asserted) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to an Agent and/or any Lender.
(b)    Subject to the immediately preceding sentence, to the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of Loans or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such Loans or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This clause is intended only to define the relative rights of Borrowers, and nothing set forth in this clause is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Administrative Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this clause or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, each Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.
(c)    Each Borrower’s obligation to pay and perform the Obligations shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement, or any term or provision therein, as to any other Borrower, (ii) any amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, in respect of any other Borrower, (iii) the application of any Loan proceeds to, or the extension of any other credit for the benefit of, any other Borrower, any other Loan Party, or any of their Subsidiaries or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 9.18, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder, in each case other than any payment in full of the Obligations (other than contingent indemnification obligations not yet due or owing). Each of the Borrowers further agree that (i) its obligations under this Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any such obligations is rescinded or must otherwise be returned by any Person upon the insolvency, bankruptcy or reorganization of, or the application of any bankruptcy, insolvency or similar law to, any other Borrower, all as though such payment had not been made and (ii) it hereby unconditionally and irrevocably waives any right to revoke its joint and several liability under the Loan Documents and acknowledges that such liability is continuing in nature and applies to all obligations of the Borrowers under the Loan Documents, whether existing now or in the future.
9.19    Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund or charge interest or fee with respect to any Loan or Commitment or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Essent through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or Commitment or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR, in each case until such Lender notifies the Administrative Agent and Essent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, within three Business Days’ upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Each Lender agrees to notify the Administrative Agent and the Borrowers promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
9.20    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
9.21    Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
9.22    Effect of Amendment and Restatement; Reallocation.
(a)    Upon the Closing Date, this Agreement shall amend, and restate as amended, the Existing Credit Agreement (including any contingent amendments thereto), but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby and the liens and security interests securing such obligations shall continue in full, force and effect and shall not in any manner be impaired, limited, terminated, waived or released. The Existing Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.
(b)    Upon the Closing Date, the Borrowers shall (A) prepay the Revolving Loans outstanding under the Existing Credit Agreement (if any) in full with the proceeds of the Closing Date Tranche A Term Loans and cash on hand and (B) prepay the Tranche A Term Loans outstanding under the Existing Credit Agreement in full with the proceeds of the Closing Date Tranche A Term Loans; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any Lender that was a party to the Existing Credit Agreement as a “Lender” thereunder immediately prior to giving effect to this Agreement (an “Existing Lender”) shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the Existing Lenders and each Person that is a signatory hereto as a Lender but that was not a party to the Existing Credit Agreement immediately prior to giving effect to this Agreement (each, an “Additional Lender”) shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans and Term Loans, as applicable, are held ratably by such Existing Lenders and Additional Lenders in accordance with the respective Commitments of such Lenders as set forth in Schedule 1.1A hereto and (C) pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (b).

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ESSENT GROUP LTD.
By: /s/ Mark A. Casale
Name: Mark A. Casale
Title: President and Chief Executive Officer

[Signature Page to Essent Amended and Restated Credit Agreement]

ESSENT IRISH INTERMEDIATE HOLDINGS LIMITED

By: /s/ Peter Simon
Name: Peter Simon
Title: Director

[Signature Page to Essent Amended and Restated Credit Agreement]

ESSENT US HOLDINGS, INC.
By: /s/ Mark A. Casale
Name: Mark A. Casale
Title: President and Chief Executive Officer

[Signature Page to Essent Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By: /s/ James S. Mintzer
Name: James S. Mintzer
Title: Executive Director

[Signature Page to Essent Amended and Restated Credit Agreement]